EXHIBIT 99.6

June 14, 2004

Global Nutrition Solutions, Inc.

c/o Cargill, Incorporated

Mailstop: Lake

15615 McGinty Road West

Wayzata, MN 55391

Ladies and Gentlemen:

Reference is made to that Registration Statement on Form S-4 (the “Registration Statement”) of Global Nutrition Solutions, Inc. (the “Company”), which is being filed with the Securities and Exchange Commission in order to register shares of the Company’s capital stock to be issued in connection with the merger of IMC Global Inc. with a wholly owned subsidiary of the Company.

Pursuant to Rule 438 under the Securities Act of 1933, the undersigned hereby consents to being named in the proxy statement/prospectus included in the Registration Statement as a person about to become a director of the Company and to the filing of this consent as an exhibit to the Registration Statement.

Very truly yours,

/s/ Harold H. MacKay

Harold H. MacKay